Exhibit 99.2
                              (NOTICE TO EMPLOYEES)

(Text of email sent to all employees of The Pepsi Bottling Group, Inc.)

May 7, 2002 - The Pepsi Bottling Group, Inc. announced today that it has reached a non-binding agreement regarding the possible acquisition of Pepsi-Gemex of Mexico. With the exception of PBG, Pepsi-Gemex is the largest bottler of Pepsi-Cola beverages outside the United States. The company has strong marketplace presence with Pepsi trademark brands and flavors, as well as with its own Electropura water brand. Pepsi-Gemex makes its headquarters in Mexico City, and is publicly traded on the New York and Mexican Stock Exchanges.

During the next few months, a review of Pepsi-Gemex's business will be conducted to determine if the acquisition will move forward. In addition, regulatory authorities in both the United States and Mexico would have to give their approval for the transaction to take place.

Any tender offer will be made through an offer to purchase and a related letter of transmittal. Shareholders of Pepsi-Gemex should read these documents if and when they become available because they will contain important information. If a tender offer is made, shareholders will be able to obtain copies of the tender offer statement and other documents filed with the U.S. Securities and Exchange Commission for free from The Pepsi Bottling Group, as well as from the Commission's website, www.sec.gov, after they have been filed.



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                                                                    Exhibit 99.3

                                                          Non-Binding Term Sheet
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                          SANTA FE TERMS AND CONDITIONS
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Proposal                   The Pepsi Bottling Group ("PBG") proposes to purchase
                           100% of the shares of Pepsi-Gemex, S.A. DE C.V.
                           (Gemex), including all shares subject to Gemex options, through public tender offers in the United
                           States and Mexico.

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Gross Enterprise Value     The gross enterprise value for Gemex will be, in the
                           aggregate, equal to 11,903,650,000 Mexican Pesos.

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Adjustments to Gross       The peso equivalent of the gross enterprise value of
Enterprise Value           Gemex ("EV") will be adjusted for (A) Working
                           Capital, (B) Net Debt, (C) Identified Due Diligence
                           Liabilities, and (D) Conduct of Business in the Ordinary Course ("Adjusted EV") prior to calculating the price per share to be offered to Gemex shareholders in the Tender Offers. Any U.S. Dollar denominated adjustments shall be converted into Mexican Pesos calculated on the basis of the average spot exchange rate for the 5 day period prior to the commencement of the Tender Offers.

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Net Working Capital        Immediately prior to the commencement of the Tender
                           Offers, the EV will be increased or decreased, on a peso-for-peso basis, to the extent that the Net Working Capital of Gemex on such date is greater or less than a normalized level of Net Working Capital agreed upon by Enrique Molina (the "Seller") and PBG. Net Working Capital will be defined as accounts receivable, inventories, prepaid expenses (but not cash) less accounts payable and accrued expenses and taxes payable (i.e. current assets, other than cash, less current liabilities)

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Net Debt                   Immediately prior to the commencement of the Tender
                           Offers, the EV will be decreased, on a peso-for-peso basis, to the extent that (A) the amount of all short term debt and long-term indebtedness of Gemex, including any premium resulting from any change-in-control provision contained in such indebtedness, (B) the amount of any current portion of such indebtedness, and (C) any amounts due for unpaid dividends declared minus any cash in the business exceeds 0 Mexican Pesos.

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Identified Due Diligence   PBG will undertake a comprehensive due diligence
Liabilities                investigation and review and will quantify the any
                           amount of liabilities not included or reserved for in the financial statements of Gemex used to determine the EV. Immediately prior to the commencement of the Tender Offers, the EV will be decreased, on a peso-for-peso basis, in the amount of any such identified liabilities.

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Conduct of Business in     PBG will assess whether Gemex has conducted its
the Ordinary Course        business in the ordinary course for the period
                           beginning on January 1, 2002 through the date immediately preceding the commencement of the Tender
                           Offers and will quantify the impact of any failure to conduct its business in the ordinary course. For example, PBG will assess whether Gemex has made investments in capital items (such as marketing equipment) and expenditures for repairs and maintenance on a basis consistent with reasonable business judgment and past practice prior to January
                           1, 2002. Immediately prior to the commencement of the Tender Offers, the EV will be decreased, on a peso-for-peso basis, in the amount of such impact.

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Seller's Existing          PBG acknowledges that the Seller is entitled to a
Pension and                lump-sum payment of approximately 141,150,000 Mexican
Termination Benefits       Pesos upon his resignation from Gemex.

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Tender Offer Price         The price per share offered to Gemex shareholders
Per Share                  in the public Tender Offers will be calculated by
                           dividing the Adjusted EV minus 329,350,000 by the number of Gemex shares outstanding. In addition the shareholders of Gemex other than PepsiCo, Inc. will receive an incremental amount equal to 329,350,000 divided by the number of Gemex shares outstanding other than the shares held by PepsiCo. The Mexican
                           Tender Offer price per share will be denominated in Mexican Pesos. The U.S. Tender Offer price per share will be dnominated in U.S. Dollars equivalent to the Peso denominated tender offer price per share, calculated on the basis of the average spot exchange rate effective for the 5 day period prior to the commencement of the Tender Offers.

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Seller's Participation     Seller will agree to participate in the Tender Offers
Agreement                  with respect to all shares owned by the Seller
                           directly or indirectly.

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Representations            Seller will represent and warrant with respect to
and Warranties             undisclosed liabilities of Gemex to companies and
                           individuals affiliated with Seller.

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Indemnity                  Seller will fully indemnify PBG for breach of any
                           such representations and warranties and will reimburse PBG for the cost to terminate transactions with affiliates that are on terms less favorable to Gemex than arms-length transactions ("Affiliate Termination Costs"). The Seller will deposit 188,200,000 Mexican Pesos from the proceeds of the Tender Offers into an escrow account for purposes of securing PBG's indemnification claims in respect of Seller's representations and warranties (the "Escrow Deposit"). The Escrow Deposit will be invested in U.S. treasuries with appropriate maturities and shall be paid out over a three year period, subject to outstanding claims. Interest earned on the Escrow Deposit will be payable to the Seller. Seller's liability for breaches of representations and warranties, indemnification obligations and liability for Affiliate Termination Costs will be capped at the amount of the Escrow Deposit.

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Timing/Due Diligence       PBG will provide Gemex with a due diligence request
                           list as soon as practicable. PBG will use its best efforts to complete its due diligence review within 8 weeks from the date on which PBG provides Gemex with such list (assuming Gemex fully responds to the due diligence request list within 1 week). The period of due diligence review may be extended by mutual agreement of the parties. The due diligence request list will include items such as: (A) Human Resources/Compensation and Benefits, (B) Risk Management, (C) Real Estate, (D) Environmental, (E) General Accounting, (F) Tax, (G) Information Systems,
                           (H) Cash Management Review, (I) Legal and (J) Manufacturing and Warehousing.

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Transaction Costs          Each party will bear the transaction costs and
                           transaction-related tax costs incurred by them. Transaction costs will include but not be limited to legal, tax, accounting and investment banking fees and costs related to the Tender Offers.

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Conditions of Closing      Due Diligence satisfactory to PBG, PBG Board of
                           Director approval, governmental approvals, no Material Adverse Change, no material breach of representations and warranties, etc.

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Confidentiality            Seller and PBG agree that the information contained
                           in this term sheet is confidential and neither will disclose it to anyone other than their respective financial, legal, tax and accounting advisors who also will keep the information confidential unless otherwise required by law.

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May 7, 2002                            +3